ASSET PURCHASE AGREEMENT


                                  By and Among


                                LOWY GROUP, INC.,


                          J.B. POINDEXTER & CO., INC.,


                                       and


                       BLUE RIDGE ACQUISITION COMPANY, LLC



                                 August 31, 1998








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                                Table of Contents

                                                                        Page

ARTICLE 1                  PURCHASE AND SALE OF ASSETS                    1

       1.1       Purchased Assets; Excluded Assets                        1
       1.2       Assumed Liabilities;                                     3
       1.3       Purchase Price for the Assets                            4
       1.4       Transfer Taxes; Recording Fees                           7
       1.5       Closing                                                  7
       1.6       Risk of Loss                                             8

ARTICLE 2                 REPRESENTATIONS AND WARRANTIES OF THE
                                 SELLER AND PARENT8

       2.1       Corporate Matters                                        8
       2.2       Validity of Agreement and Conflict with Other
                    Instruments                                           8
       2.3       Approvals, Licenses and Authorizations                   9
       2.4       Title to and Condition of Properties                     9
       2.5       Purchased Proprietary Rights                             9
       2.6       Contracts and Commitments                                9
       2.7       No Litigation                                           10
       2.8       No Adverse Changes or Events                            11
       2.9       Suppliers                                               12
      2.10       Customers                                               12
      2.11       Certain Business Relationships with Affiliates          12
      2.12       Environmental Matters                                   12
      2.13       Financial Statements; No Undisclosed Liabilities        13
      2.14       Purchased Real Property                                 14
      2.15       Equipment; Vehicles; Personal Property                  14
      2.16       Inventory                                               14
      2.17       Accounts Receivable                                     15
      2.18       Disclaimer of Implied Warranties                        15
      2.19       Insurance                                               15
      2.20       Employee Benefit Plans and Employment Agreements        15
      2.21       Employment and Labor Matters                            16
      2.22       Immigration                                             16
      2.23       Taxes                                                   16
      2.24       No Defaults or Violations                               17
      2.25       Finder's Fees                                           17

ARTICLE 3          REPRESENTATIONS AND WARRANTIES OF THE BUYER           17

       3.1       Organizational Matters                                  17
       3.2       Validity of Agreement and Conflict with Other
                    Instruments.                                         17
       3.3       Approvals and Authorizations                            18
       3.4       Litigation.                                             18
       3.5       Finder's Fees                                           18

ARTICLE 4                ADDITIONAL AGREEMENTS                           18

       4.1       Implementing Agreements                                 18
       4.2       Consents and Approvals                                  18
       4.3       Employee Matters                                        18
       4.4       Continuation of Employee Benefits.                      19
       4.5       Use of Names.                                           20
       4.6       Access to Information and Facilities                    20
       4.7       Due Diligence                                           20
       4.8       Preservation of Businesses                              20
       4.9       Exclusivity                                             20
       4.10      Accounts                                                20
       4.11      Monthly Financial Statements                            21
       4.12      Inquiry of Lagasse                                      21

ARTICLE 5                  BUYER'S CONDITIONS                            21

       5.1       Representations, Warranties and Covenants               21
       5.2       No Material Adverse Change.                             21
       5.3       No Litigation                                           21
       5.4       Real Estate                                             22
       5.5       Beck Purchase Price                                     22
       5.6       Consents and Approvals                                  22
       5.7       Updated Schedules                                       22
       5.8       Closing Actions                                         22

ARTICLE 6                  SELLER'S CONDITIONS                           23

       6.1       Representations, Warranties and Covenants               23
       6.2       No Litigation                                           23
       6.3       Consents and Approvals                                  23
       6.4       Closing Actions                                         23
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ARTICLE 7                  INDEMNIFICATION                               24


       7.1       Indemnification by Seller                               24
       7.2       Indemnification by Buyer.                               24
       7.3       Indemnification Procedures.                             25
       7.4       Settlement.                                             25
       7.5       Limitations on Liability                                26
       7.6       Effect on Purchase Price of Indemnity Payments          26

ARTICLE 8        NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS            26

ARTICLE 9                  TERMINATION                                   27

       9.1        Events of Termination                                  27
       9.2        Liability Upon Termination27
       9.3        Notice of Termination                                  27

ARTICLE 10                 DEFINITIONS OF CERTAIN TERMS                  28

      10.1        "Accounts Receivable"                                  28
      10.2        "Affiliate"                                            28
      10.3        "Agreement"                                            29
      10.4        "Assumed Liabilities"                                  29
      10.5        "Businesses"                                           29
      10.6        "Business Day"                                         29
      10.7        "Businesses'Financial Statements"                      29
      10.8        "Buyer"                                                29
      10.9        "CERCLA"                                               29
      10.10       "Code"                                                 29
      10.11       "Confidential Information"                             29
      10.12       "Contracts"                                            29
      10.13       "Debt Obligations"                                     29
      10.14       "Easements"                                            29
      10.15       "Environmental Laws"                                   30
      10.16       "Environmental Permit"                                 30
      10.17       "Equipment"                                            30
      10.18       "ERISA"                                                30
      10.19       "Excluded Assets"                                      30
      10.20       "GAAP"                                                 30
      10.21       "Governmental Entity"                                  30
      10.22       "Hazardous Substance"                                  30

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      10.23        "Inventories"                                         31
      10.24        "Law"                                                 31
      10.25        "Lien"                                                31
      10.26        "Loss"or "Losses"                                     31
      10.27        "Material Adverse Change"                             31
      10.28        "Material Adverse Effect"                             31
      10.29        "Order"                                               31
      10.30        "Ordinary Course of Business"                         31
      10.31        "Permits"                                             32
      10.32        "Permitted Liens"                                     32
      10.33        "Person"                                              32
      10.34        "Proprietary Information"                             32
      10.35        "Proprietary Rights"                                  32
      10.36        "Proceeding"                                          32
      10.37        "Seller"                                              32
      10.38        "Taxes"                                               32
      10.39        "Tax Return"                                          33
      10.40        "Title Insurer"                                       33
      10.41        "Knowledge"                                           33

ARTICLE 11                 MISCELLANEOUS                                 33

      11.1          Public Announcements                                 33
      11.2          Other Action                                         33
      11.3          Expenses                                             33
      11.4          Notices                                              34
      11.5          Successors                                           35
      11.6          Entire Agreement                                     35
      11.7          Governing Law                                        36
      11.8          Waiver                                               36
      11.9          Severability                                         36
      11.10         No Third Party Beneficiaries                         36
      11.11         Counterparts                                         36
      11.12         Interpretation                                       36

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                                List of Schedules


Schedule                               Subject Matter

1.1(a)(i)                              Equipment
1.1(a)(ii)                             Inventories
1.1(a)(iii)                            Accounts Receivable
1.1(a)(iv)                             Purchased Real Property
1.1(a)(v)                              Easements
1.1(a)(vi)                             Purchased Proprietary Rights
1.1(a)(vii)                            Vehicles
1.1(a)(x)                              Personal Property Leases
1.1(a)(xi)                             Contracts
1.1(a)(xii)                            Permits
1.1(b)                                 Excluded Assets
1.2(a)                                 Certain Assumed Liabilities
1.3(a)                                 Beck Purchase Price
1.3(b)(iv)                             Determination of Net Inventory
1.3(d)                                 Allocation of Purchase Price
2.1                                    Seller Foreign Jurisdiction
2.2(b)                                 Conflicts
2.3                                    Seller Consents
2.5                                    Purchased Proprietary Rights
2.6                                    Contracts
2.7                                    Litigation
2.8                                    Adverse Changes or Events
2.9                                    Suppliers
2.10                                   Customers
2.11                                   Relationships with Affiliates
2.12                                   Environmental Matters
2.13(a)                                Businesses' Financial Statements
2.14                                   Purchased Real Property Matters
2.16                                   "As Is" Inventory
2.19(a)                                Insurance
2.19(b)                                Insurance Claims
2.20                                   Benefit Plans
2.21                                   Employment and Labor Matters
2.22                                   Immigration
2.24                                   Defaults and Violations
3.3                                    Buyer Consents
4.4(c)                                 Former Employees

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                           ASSET PURCHASE AGREEMENT

                  This Asset Purchase Agreement (this "Agreement") is made and entered into this 31st day of August, 1998 by and among LOWY GROUP, INC., a Delaware corporation (the "Seller"), J.B. POINDEXTER & CO., INC., a Delaware corporation and the sole stockholder of Seller ("Parent"), and BLUE RIDGE ACQUISITION COMPANY, LLC, a Delaware limited liability company (the "Buyer").

                                   WITNESSETH:

                  WHEREAS, Seller is engaged in the business of, among other things, manufacturing carpet through its Blue Ridge Carpet Mills Division located in Ellijay, Georgia and dyeing carpet through its Courier Dyeing and Printing Division located in Ellijay, Georgia (collectively, the "Businesses"); and

                  WHEREAS, the Seller and Parent desire to transfer to the Buyer the Businesses and the properties and assets related to or used for operating the Businesses, and the Buyer desires to acquire such Businesses, properties and assets, and assume certain liabilities related thereto all upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (all capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in Article 10):

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

1.1             Purchased Assets; Excluded Assets

     (a) Purchased Assets. Subject to the terms and conditions of this Agreement and in consideration of the obligations of the Buyer as provided herein, and except as otherwise provided in Section 1.2, at the Closing, the Seller shall sell, assign, transfer, deliver and convey to the Buyer, free and clear of any Liens except Permitted Liens, and the Buyer shall purchase, acquire and take assignment and delivery from the Seller, the Seller's right, title and interest in, to and under the Businesses and certain assets, properties and rights that are related to or used for the Businesses (the "Purchased Assets"), including the following:

     (i)       the Equipment set forth in Schedule 1.1(a)(i);

     (ii)      the Inventories set forth in Schedule 1.1(a)(ii);


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     (iii)     the Accounts Receivable set forth in Schedule 1.1(a)(iii);

     (iv) the parcels of land set forth in Schedule 1.1(a)(iv), together with all privileges and easements appurtenant thereto and all buildings, plants, facilities, installations, fixtures and other structures and improvements situated or located thereon or attached thereto (collectively, the "Purchased Real Property");

     (v)       the Easements set forth in Schedule 1.1(a)(v);

     (vi) the Purchased Proprietary Rights set forth in Schedule 1.1(a)(vi) (the "Purchased Proprietary Rights");

     (vii)     the Vehicles set forth in Schedule 1.1(a)(vii);

     (viii) all prepaid expenses, deposits made by the Seller, and deposits made by customers relating to the Businesses;

     (ix)      any goodwill associated with the Businesses;

     (x) the equipment leases and other leases set forth in Schedule 1.1(a)(x) (collectively, the "Personal Property Leases");

     (xi) the Contracts set forth in Schedule 1.1(a)(xi),including, but not limited to, all customer purchase orders;

     (xii)     the Permits set forth in Schedule 1.1(a)(xii)

     (xiii) copies of all financial books and records necessary for the operations of Businesses and the Purchased Assets;

     (xiv)     all rights under warranties relating to the Equipment;

     (xv)      copies of all employee records;

     (xvi)     all customer lists;

     (xvii)    all Benefit Plans set forth in Schedule 1.1(a)(xvii); and

     (xviii)   all other assets used in the Businesses.

Items (x) and (xi) are referred to herein collectively as the "Purchased Contracts."

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          (b)  Excluded  Assets.  Notwithstanding  anything  in  Section  1.1(a)
to the contrary, the Purchased Assets shall not include those assets of the Seller listed or described in Schedule 1.1(b) to this Agreement (collectively, the "Excluded Assets").

1.2             Assumed Liabilities;  Retained Liabilities.

     (a) Assumed Liabilities. At the Closing, the Seller shall assign all of its respective right, title and interest in and to, and the Buyer shall assume and agree to pay, perform, fulfill and discharge in a timely manner:

          (i)  all  liabilities  and  obligations  of Seller under all Purchased
Contracts  or  service   commitments   relating  to  the  Businesses  except  as
specifically set forth in Section 1.2(b) or elsewhere in this Agreement;

          (ii) all payroll, accrued vacation obligations, and other liabilities (except for payroll, accrued vacation obligations and other liabilities to Norman E. Gibbs, Jr.) incurred with respect to employee benefits with respect to Continuing Employees for any periods prior to the Closing Date which are accrued on the Businesses' Financial Statements or incurred in the Ordinary Course of Business since the date of the last balance sheet included in the Businesses' Financial Statements;

          (iii) Except as otherwise provided in this Agreement, all liabilities and obligations in connection with Environmental Laws;

          (iv) all warranty obligations for products sold and services performed by the Businesses prior to the Closing Date;

          (v) certain non-interest bearing current liabilities of the Businesses listed in Schedule 1.2(a) including trade accounts payable (excluding an amount equal to the sum of all checks issued by Seller for the payment of trade accounts payable but not presented for payment at the effective time of the Closing ("Checks in Transit") and operating expenses which are accrued on the Businesses' Financial Statements or incurred in the Ordinary Course of Business since the date of the last balance sheet included in the Businesses' Financial Statement;

          (vi) up to $150,000 of health insurance claims liability existing on the Closing Date which are accrued on the Businesses' Financial Statements or incurred in the Ordinary Course of Business since the date of the last balance sheet included in the Businesses' Financial Statement or which represent incurred but not reported claims (the "Assumed Health Insurance Liability"); and

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          (vii)   up  to $115,000 of the unfunded liability of the Seller at the
Closing Date under its Unfunded Deferred Compensation Plan (Top Hat Plan) (the "Assumed Retirement Plan Liability").

The obligations being assumed by the Buyer are collectively referred to herein as the "Assumed Liabilities". The assumption of the Assumed Liabilities will be evidenced by the Buyer's execution and delivery of the assumption contemplated by Section 6.4(c).

     (b) Liabilities Not Assumed by the Buyer. Except for the Assumed Liabilities, the Buyer shall not assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any Debt, claim, obligation or other liability of the Seller (collectively, "Retained Liabilities"). The Retained Liabilities shall include, but are not limited to, the following:

          (i) all obligations or liabilities under the Retention Bonus Letters dated December 11, 1997 and December 19, 1997 sent to C.B. Hatch, David Westmoreland, Edgar Bailey, Eric Krause, Clarence Griffin and Norman Gibbs, III;

          (ii)  all obligations of the Seller to Norman E. Gibbs, Jr.;

          (iii) all interest bearing Debt of the Seller and all accrued interest or prepayment fees thereon;

          (iv) any incentive compensation liability of the Seller payable as a result of this transaction;

          (v) all health insurance liability in excess of the Assumed Health Insurance Liability;

          (vi) all retirement plan liability in excess of the Assumed Retirement Plan Liability;

         (vii) any liability relating to worker's compensation claims associated with events occurring on or prior to the Closing Date; and

        (viii) any liability relating to Checks in Transit; and

          (ix) any liability relating to the Excluded Assets.


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1.3           Purchase Price for the Assets.

     (a) Base Purchase Price. At the Closing, in consideration of the sale and transfer to the Buyer of the Purchased Assets, the Buyer shall pay to the Seller an amount equal to $18,000,000 plus all amounts expended by the Seller prior to the Closing Date to acquire, transport and install the small pressure beck described in Schedule 1.3(a) (the "Beck Purchase Price")(the "Base Purchase Price"). The Base Purchase Price shall be subject to adjustment prior to Closing as provided in Section 1.3(b) and after Closing as provided in Section 1.3(d) . The Base Purchase Price shall be paid to Seller as follows:

               (i) $17,500,000 plus (A) the Beck Purchase Price and (B) any Preclosing Price Adjustment (to the extent the calculation described in Section 1.3(c) results in an increase to the Base Purchase Price) and less any Preclosing Price Adjustment (to the extent the calculation described in Section 1.3(c) results in a decrease to the Base Purchase Price) by wire transfer of immediately available funds to an account or accounts designated by Seller; and

               (ii) $500,000 by wire transfer of immediately available funds to Chase Bank of Texas, national association (the "Escrow Agent") to be held pursuant to the terms and conditions of the escrow agreement attached hereto as Exhibit A (the "Escrow Agreement").

     (b) Preclosing Adjustments. The Base Purchase Price will be increased or decreased dollar for dollar to the extent Seller's Working Capital is greater than or less than, respectively, the average working capital employed in the Businesses for the twelve (12) months ended July 31, 1998 of $7,090,000 (the "Working Capital Peg") based upon a Preliminary Closing Date Balance Sheet (the "Preliminary Closing Date Balance Sheet") and a Preliminary Working Capital Schedule (the "Preliminary Working Capital Schedule") provided for herein. For the purposes of this Section, the following terms have the following meanings:

               (i) "Current Assets" means all Net Accounts Receivable, Net Inventory and prepaid expenses.

               (ii)  "Current  Liabilities"  means,  without  duplication,   all
Assumed Liabilities which would be considered under GAAP to be current liabilities.

             (iii) "Net Accounts Receivable" shall mean all Accounts Receivable, excluding any amounts recorded therein related to cash deposits for unfilled purchase orders from customers for shipments not made as of the end of each month for the period being used to calculate such receivables ("Customer Deposits"), acquired by Buyer on the Closing Date less a reserve of $101,000 (the "Reserve").

             (iv) "Net Inventory" shall mean all Inventory acquired by the Buyer on the Closing Date (but excluding all Inventory described on Schedule 2.16 except to the extent such Inventory is included in inventory reserves established in accordance with GAAP) valued according to GAAP less a reasonable


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

inventory reserve established in accordance with GAAP applied in a manner consistent with Seller's past practice. The manner and method for determining Net Inventory shall be as described in Schedule 1.3(b)(iv).

               (v) "Working Capital" means the excess of Current Assets over Current Liabilities as shown in the Purchase Price Adjustment Schedule.

     (c) Calculations. The calculations of Working Capital are to be made in a manner consistent with Seller's preparation of the Financial Statements of the Businesses for the year ended December 31, 1997 (including classifications of assets and liabilities) and consistent with the provisions of Section 1.3(b). Prior to the Closing Date, the Buyer shall deliver to Seller a Preliminary Closing Date Balance Sheet and a schedule based upon the Preliminary Closing Date Balance Sheet showing the Current Assets, the Current Liabilities and the Working Capital (the "Preliminary Working Capital Schedule") which Buyer and Seller shall agree upon prior to the Closing. When the Preliminary Working Capital Schedule is agreed upon, the Base Purchase Price shall be (i) increased dollar for dollar to the extent Working Capital shown on the Preliminary Working Capital Schedule is greater than the sum of Working Capital Peg and Customer Deposits and (ii) decreased dollar for dollar to the extent Working Capital shown on the Preliminary Working Capital Schedule is less than the sum of Working Capital Peg and Customer Deposits (the "Preclosing Price Adjustment").

     (d) Post Closing Adjustments. The Base Purchase Price will be (i) increased dollar for dollar to the extent Seller's Working Capital as finally determined after the Closing pursuant to Section 1.3(e) is greater than the sum of the Working Capital Peg and Customer Deposits and (ii) decreased dollar for dollar to the extent Seller's Working Capital as finally determined after the Closing pursuant to Section 1.3(e) is less than the sum of the Working Capital Peg and Customer Deposits. The Base Purchase Price as adjusted by Section 1.3(b) and this Section 1.3(d) is hereinafter referred to as the "Purchase Price."

     (e) Post Closing Calculations.Within 60 days after the Closing Date, Buyer shall deliver to Seller a draft closing date balance sheet (the "Draft Closing Date Balance Sheet") and a schedule based upon the Draft Closing Date Balance Sheet showing the Current Assets, the Current Liabilities and the Working Capital (the "Draft Working Capital Schedule"). Within 15 days after Buyer delivers the Draft Closing Date Balance Sheet and the Working Capital Schedule to Seller, Seller must state, in writing by notice to Buyer within such 15 day period, whether Seller agrees or disagrees with the Draft Closing Date Balance Sheet or Working Capital Schedule (in whole or in part). The failure of Seller to so state within such 15 day period will result in the Seller's deemed acceptance of the Draft Closing Date Balance Sheet and Working Capital Schedule. If the parties are in agreement as to the Draft Closing Date Balance Sheet and Working Capital Schedule (either as a result of Seller's notice being delivered within the 15 day period or Seller being deemed in agreement for failure to deliver its notice within such 15 period) then the Draft Closing Date Balance Sheet shall become the Closing Date Balance Sheet and the adjustment to the Base

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

Purchase Price under Section 1.3(d) will be calculated using the Working Capital Schedule and taking into account the Preclosing Price Adjustment and the party owing the other will pay that amount, plus interest calculated at a rate of 8% per annum accrued on the amount owed from the Closing Date to the date of payment. If Seller timely delivers its notice of disagreement, then Seller and Buyer will have 15 days to resolve their differences. If they resolve their differences, the adjustment to the Base Purchase Price and payment will be made as set forth above. If they are unable to resolve their differences within such 15 day period, the matter will be submitted within 15 days to a mutually agreed upon independent accountant with the Atlanta office of KPMG Peat Marwick LLP
(the "Accountant") for arbitration with the adjustment to the Base Purchase Price under Section 1.3(d) being calculated in accordance with the Accountant's decision, which shall be final and binding on all parties. Seller and Buyer will cooperate with each other in order to facilitate and complete the procedures as described in this paragraph. All fees and expenses of the Accountant shall be paid by the Buyer and the Seller in such amounts as the Accountant shall determine based upon his determination as to the merits of each such party's arguments with respect to the differences resolved by him.

     (f) Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets by the Buyer and the Seller in the manner set forth in Schedule 1.3(d) with such Schedule to be revised based upon the Closing Date Balance Sheet. The Seller and Buyer agree that:

            (i) such allocation of the Purchase Price will be in accordance with
Section 1060 of the Code and the regulations thereunder; and

           (ii) the Buyer and the Seller will treat and report in filings under the Code and the transactions contemplated by this Agreement in a manner consistent with Schedule 1.3(f).

1.4             Transfer Taxes; Recording Fees .

     (a) Transfer Taxes. The Buyer shall pay, and indemnify the Seller against, and protect, save and hold the Seller harmless from, any loss, liability, obligation or claim for any and all sales, use, transfer, stamp, vehicle, service, or other similar taxes (other than income or similar taxes relating to the sale of the Purchased Assets) and any interest, penalties, additions to tax and fines thereon or related thereto imposed as a result of the consummation of the transactions contemplated by this Agreement.

     (b) Recording Fees. The Buyer shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Purchased Assets from the Seller to the Buyer.

1.5 Closing . Subject to the conditions set forth in this Agreement, the consummation of the purchase, sale and assignment of the Purchased Assets, and assumption of the Assumed Liabilities, pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. on August 31, 1998, or at such other

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

time, date and place as the parties hereto shall mutually agree upon in writing, but not later than September 30, 1998 (the "Closing Date"). The effective date and time of the Closing shall be 12:01 a.m. on August 31, 1998.

1.6 Risk of Loss . Risk of loss or damage to the Purchased Assets by fire or other casualty occurring prior to the Closing shall remain with the Seller, and risk of loss or damage to the Purchased Assets by fire or other casualty occurring after the Closing shall be borne by the Buyer.

                                     ARTICLE  2

             REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PARENT

                  The Seller and Parent, jointly and severally, represent and warrant to the Buyer as follows:

2.1 Corporate Matters . The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority (i) to enter into this Agreement, (ii) to perform its obligations under this Agreement, (iii) to own, lease and operate its properties and (iv) to carry on the Businesses as they are now owned, leased, operated and carried on. The Seller is qualified to do business in those foreign jurisdictions set forth in Schedule 2.1 which jurisdictions are, to Seller's Knowledge, the only jurisdictions where the failure to be so qualified could result in a Material Adverse Effect.

2.2        Validity of Agreement and Conflict with Other Instruments .

     (a) Validity of Agreement. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except that the enforceability of Seller's obligations are subject to (i) applicable bankruptcy, insolvency, or other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general principles of equity.

     (b) Conflict with Other Instruments. Except as set forth in Schedule 2.2(b), neither (i) the execution and delivery of this Agreement, nor (ii) the consummation or performance of the transactions contemplated hereby will directly or indirectly, with or without notice or lapse of time or both:

         (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Seller;

        (ii) conflict with, result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Purchased Contract;

        (iii) result in the creation or imposition of any material Lien, other than Permitted Liens and Liens created by the Buyer, on any of the Purchased Assets or permit the acceleration of the maturity of any indebtedness of Seller or any indebtedness secured by any Purchased Asset; or

         (iv) violate any Law in effect on the date of this Agreement applicable to the Seller, the Businesses or any of the Purchased Assets.

2.3      Approvals, Licenses and Authorizations. Except as set forth in Schedule
2.3 ("Seller Consents"), no consent, authorization or approval of, filing or registration with, or notification to, any Person not a party to this Agreement, or any Governmental Entity, is required in connection with Seller's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

2.4 Title to and Condition of Properties . The Seller has good and marketable title to and is the lawful owner of the Purchased Real Property, free and clear of any Liens, other than Permitted Liens. The Seller has the right to sell, convey, transfer and deliver all Purchased Assets to the Buyer. Except as set forth in Schedule 2.4, all of the tangible Purchased Assets (other than Inventory), whether real or personal, owned or leased, are fit for the purpose for which they were procured or manufactured. and have been maintained in accordance with past practices and in good operating condition and repair, with the exception of normal wear and tear.

2.5 Purchased Proprietary Rights . Schedule 1.1(a)(vi) sets forth a true and accurate list of all Proprietary Rights owned by the Seller that are related to or necessary to the Businesses as presently conducted or which are related to other Purchased Assets (the "Purchased Proprietary Rights"). Except as otherwise described in Schedule 2.5: (a) Seller owns or possesses adequate, perpetual and irrevocable rights in and to all of the Purchased Proprietary Rights and is not obligated to pay any royalty, license fee or other payment to any Person in order to use them; and (b) none of the Purchased Proprietary Rights is the subject of any (i) pending or, to the Seller's Knowledge, threatened litigation, or (ii) claim of infringement or misappropriation and, to Seller's Knowledge, there is no basis for making any such claim.

2.6      Contracts and Commitments .

     (a) Schedule 2.6 sets forth a true and accurate list of the following Contracts and commitments relating to the Businesses:

          (i) any Contract requiring the expenditure or series of related expenditures of funds in excess of $10,000, other than purchase orders entered into in the Ordinary Course of Business for goods necessary for the Seller to complete then existing contracts or purchase orders;

         (ii) any loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

        (iii) any Debt Obligations;

         (iv) any management service, employment, consulting, leased employee or other similar type of Contract or arrangement;

          (v) any license, royalty or similar agreement;

         (vi) any collective bargaining agreement;

        (vii) any Contract or arrangement pursuant to which Seller grants or is granted any license or other rights to use any of the assets or any rights of joint use with respect to any of the assets, other than any Personal Property Lease;

       (viii) any Contract not made in the Ordinary Course of Business that is to be performed in whole or in part on or after the date of this Agreement; and

         (ix) any  Contract  not  specified  above  that  is   material  to  the
Businesses.

The Seller has delivered to the Buyer true and accurate copies of each document set forth on Schedule 2.6 as amended or modified and each of the Contracts included in the Purchased Contracts as amended or modified.

     (b) To Seller's Knowledge, each of the Purchased Contracts is valid and enforceable by the Seller in accordance with its terms. The Seller has performed all of, and is not in default with respect to, its material obligations under any of the Purchased Contracts and to the Seller's Knowledge, other parties thereto have performed all of, and are not in default with respect to, their material obligations thereunder. The Seller has not given nor received any notice of termination or cancellation of any Purchased Contracts. Schedule 2.6 also sets forth a listing of all Purchased Contracts requiring the consent of any party for them to be transferred to Buyer.

2.7 No Litigation . Except as disclosed in Schedule 2.7, Seller (i) has not received any notice that an injunction, judgment, Order, decree, ruling or charge has been entered against it and (ii) has not received any notice that it is a party to or, to the Seller's Knowledge, is not threatened to be made a party to, any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

2.8      No Adverse Changes or Events .

     (a) Except as disclosed in Schedule 2.8, since June 30, 1998 (or with respect to any matter relating to taxes, December 31, 1997) the Businesses have been operated in the Ordinary Course of Business, and there has not been:

          (i) to Seller's Knowledge any Material Adverse Change in the condition or results of operations of the Businesses except for such changes that in the aggregate have not had a Material Adverse Effect;

         (ii) any physical damage or physical destruction incurred or suffered by the Businesses or the Purchased Assets in excess of $10,000;

        (iii) any sale, transfer or other disposition of any properties or assets, real, personal or mixed, tangible or intangible, used in, held for use in, or related to the Businesses having a value of $10,000 or more, other than sales in the Ordinary Course of Business; or

         (iv) any change in the Seller's method or principle of accounting.

     (b) Except as disclosed in Schedule 2.8, since June 30, 1998 (or with respect to any matter relating to taxes, December 31, 1997) the Seller, with respect to the Businesses and the Purchased Assets, has not:

          (i) taken any action, or entered into or authorized any Contract or other transaction or any amendment or modification to any Contract or other transaction, other than in the Ordinary Course of Business;

         (ii) waived, released or canceled any claims against third parties or debts owing to it or any rights, which have value in the aggregate, in excess of $10,000;

        (iii) made any loan, advance or capital contribution to, or investment in, any other Person other than cash advances to officers, directors and employees for reimbursable expenses which are in the Ordinary Course of Business, and do not individually exceed $10,000;

         (iv) made any Tax election or settled or compromised any federal, state or local Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

          (v) increased, or promised increases in compensation to employees other than regularly scheduled increases made in a manner consistent with past practices; or

          (vi) altered or amended any Benefit Plan.

2.9 Suppliers . Except as set forth in Schedule 2.9, no supplier of materials or services to the Businesses in an amount in excess of $250,000 per year has during the last twelve (12) months decreased materially, or, to the Seller's Knowledge, threatened to decrease materially or limit materially, except upon the Businesses' request, its provision of services or supplies. The Seller does not have any knowledge of any termination, cancellation, or limitation of, or any material modification or change in, during the last twelve
(12) months, the business relationships of the Businesses with any suppliers of materials or services in any amount in excess of $250,000 per year. The Businesses' relationships and pricing terms with its yarn suppliers have not changed in any material respects from those in effect during 1997.

2.10 Customers . Except as set forth in Schedule 2.10, to Seller's Knowledge there has not been any change in the business relationships or prospects of the Businesses with any customer to whom the Company had aggregate sales during 1997 or during the 7-month period ending July 31, 1998 in excess of $500,000.

2.11 Certain Business Relationships with Affiliates . Except as set forth in Schedule 2.11, the Businesses have not been involved in any business arrangement or relationship involving sales of products or supplies within the last twelve (12) months with any Affiliate of the Businesses or of the Seller.

2.12      Environmental Matters .

        (a) The sole representations of the Seller with respect to environmental matters are set forth in this Section 2.12. To the extent representations in other sections of this Agreement also could be interpreted to apply to environmental matters, including, but not limited to, matters related to, arising under or concerning Environmental Laws, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters. The exclusive remedy which may be asserted by Buyer with respect to any environmental matter or matters related to, arising under or concerning Environmental Laws, shall be a contract action to recover Buyer's actual economic damages pursuant to the indemnification provisions of Article 7 of this Agreement if Buyer proves a breach of any of the representations contained in this Section 2.12. Without limiting the foregoing, no action in tort or strict liability or for contribution or cost recovery may be maintained by Buyer against Seller, related to the Purchased Assets, the Businesses, or any Real Property in connection therewith including any action pursuant to any Environmental Laws, and BUYER HEREBY IRREVOCABLY WAIVES THE RIGHT TO BRING, AND AGREES NOT TO BRING, ANY SUCH ACTION AGAINST SELLER.

         (b) Except as set forth on Schedule  2.12 to Seller's Knowledge:

               (i) The Businesses and the Purchased Assets are in material compliance with all applicable Environmental Laws that could give rise to any material Liens and no condition or event has occurred which, with or without notice or the passage of time or both, is reasonably likely to give rise to any material Liens under any applicable Environmental Laws in connection with the Purchased Assets or the Businesses;

              (ii) The  Seller  has   obtained  and  is  in  compliance  in  all
material respects with all Environmental Permits required for the ownership of the Purchased Assets and the conduct and operation of the Businesses;

             (iii) No material quantity of any Hazardous Substance has been intentionally or unintentionally released into the environment (including releases to air, soil, surface water, and groundwater) at, on or near the Purchased Real Property except releases in compliance with Environmental Laws, nor has the Purchased Real Property been used at any time by any person or entity as a landfill or a disposal site for any Hazardous Substance or for garbage, waste, or refuse of any kind, which release or use would be reasonably likely to give rise to any Liens or Proceedings under any Environmental Laws;

              (iv) The Seller is not subject to any existing, pending, or threatened Proceedings involving any alleged violations of, or potential liability arising under,any Environmental Laws in connection with the Businesses or the Purchased Assets;

               (v) All underground storage tanks and connected pipes, valves, and/or associated appurtenances("USTs")located on or under the Purchased Real Property are properly registered with the State of Georgia and are in material compliance with current Georgia and federal law as well as with future law which is proposed to take effect on December 22, 1998 (40 CFR Section 280.21); and

               (vi) The Purchased Real Property is not listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Wastes Sites nor any other list, log, schedule, inventory, or record of hazardous materials or hazardous waste sites maintained by any federal,state, county, or municipal governmental agency.

2.13      Financial Statements; No Undisclosed Liabilities .

          (a) Attached hereto as Schedule 2.13(a) are true and accurate copies of the Businesses' Financial Statements which were prepared and delivered to the Buyer prior to the date of this Agreement. The Businesses' Financial Statements
(i) present fairly, in all material respects, the financial position, assets and liabilities of the Businesses as of the dates thereof and the revenues, expenses, results of operations and cash flows of the Businesses for the periods covered thereby in each case in conformity with GAAP applied consistently during such periods in accordance with past accounting practices of Seller and (ii) make adequate disclosure of, and provision for, all material obligations and liabilities of the Businesses as of the dates thereof. Except as set forth in or reflected on the balance sheets or Schedule 2.13(a) included in the Businesses' Financial Statements, there are no liabilities, debts, claims or obligations, whether accrued, absolute,contingent or otherwise, including "off-balance sheet" liabilities, whether due or to become due.

         (b) The Businesses' Financial Statements (i) have been prepared from the books and records of the Businesses, and (ii) do not reflect any transactions that are not bona fide transactions.

2.14 Purchased Real Property . Schedule 1.1(a)(iv) sets forth true and accurate legal descriptions of all of the parcels of land owned by the Seller and related to or necessary for the Businesses and a description of any and all buildings, plants, facilities, installations, fixtures and structures situated or located thereon. Schedule 1.1(a)(v) sets forth true and accurate legal descriptions of all material Easements (together with Real Property, "Purchased Real Property"). Except as disclosed on Schedule 2.14, there are no leases of Real Property to which the Seller is a party and which provide for the lease to or by the Seller of any Real Property related to or necessary for the Businesses (the "Real Property Leases"). The Seller has delivered to the Buyer the most recent title insurance policies and surveys, if any, for the Real Property and true and accurate copies of material Easements as amended or modified. Except as disclosed on Schedule 2.14, the Seller has not received notice of, and to the Seller's knowledge, there exists no, dispute, claim, event of default or event which constitutes or would constitute, with or without notice or lapse of time or both, a default by the Seller under any material Easement or any Real Property Lease.

2.15 Equipment; Vehicles; Personal Property . Schedule 1.1(a)(i) sets forth a true and accurate list of all of the Equipment. Schedule 1.1(a)(vii) sets forth a true and accurate list of all of the Vehicles. Schedule 1.1(a)(x) sets forth a true and accurate list of all material leases to or by the Seller of personal property that relates to other Purchased Assets or are related to or necessary for the Businesses. Except as set forth in Schedule 2.15, all of the Equipment and all of the personal property leased by the Seller under the Personal Property Leases is presently utilized by the Seller in the Businesses in the Ordinary Course of Business.

2.16 Inventory . Schedule 1.1(a)(ii) sets forth a true and accurate description of the nature, amount and location of the Inventory as of the date of this Agreement. Except for inventory listed on Schedule 2.16, which will be sold "as is," each item of the Inventory is of merchantable quality and is usable or salable in the Ordinary Course of Business, and none of such items is obsolete or is held by the Seller on assignment or consignment.

2.17 Accounts Receivable . Schedule 1.1(a)(iii) set forth a true and accurate list of all Accounts Receivable as of the date of this Agreement. Each Account Receivable represents a sale made in the Ordinary Course of Business and which arose pursuant to an enforceable order for a bona fide sale of goods or for services performed and is collectable in accordance with their terms subject to the Reserve.

2.18 Disclaimer of Implied Warranties . EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR
IMPLIED, AS TO (A) THE MAINTENANCE, REPAIR, CONDITION, DESIGN, WORKMANSHIP, SUITABILITY, UTILITY OR MARKETABILITY OF ANY OF THE PURCHASED ASSETS OR ANY PORTION THEREOF OR OTHER PROPERTY THEREON OR THE ABSENCE OF ANY DEFECTS THEREIN,

WHETHER LATENT OR PATENT, OR (B) ANY MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE OR THAT WILL BE MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AGENTS,
CONSULTANTS OR REPRESENTATIVES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, INCLUDING ANY EXPRESSED OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IT IS THE EXPRESS AGREEMENT OF THE BUYER AND THE SELLER THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BUYER WILL OBTAIN RIGHTS IN THE PURCHASED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" AND "WITH ALL FAULTS".

2.19      Insurance .

          (a) Schedule 2.19(a) sets forth a true and accurate list of all material policies of fire and casualty, liability, worker's compensation, title and other forms of insurance held by the Seller and applicable to any Purchased Asset or the Businesses. All such insurance is currently in full force and effect.

          (b) Schedule 2.19(b) sets forth a true and accurate list of all material claims which (i) have been made by the Seller since December 31, 1996 under any insurance policy held by the Seller with respect to the Purchased Assets or the operations of the Businesses, (ii) are still pending or (iii) were for more than $10,000 as to any one event or loss. Except as set forth on
Schedule 2.19(b) there are no pending or, to Seller's Knowledge, threatened claims under such insurance policy.

2.20      Employee  Benefit  Plans  and  Employment  Agreements . Schedule  2.20
contains an accurate list of (a) all "employee welfare benefit plans" or "employee pension benefit plans" as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, (b) all retirement or deferred compensation plans, incentive compensation plans, stock plans, unemployment compensation plans, vacation pay, severance pay, bonus or benefit arrangements, insurance or hospitalization programs or any other fringe benefit arrangements, whether pursuant to any Contract, arrangement, custom or informal understanding, which do not constitute "employee benefit plans" as defined in section 3(3) of ERISA and (c) all employment agreements, covering any employee of the Businesses (collectively, the "Benefit Plans"). True and accurate copies or descriptions of the Benefit Plans have been supplied to the Buyer. Seller does not now and has never maintained a defined benefit pension plan. All Benefit Plans comply and have been administered in form and in operation in all material respects with all requirements of Law, and to Seller's Knowledge no event has occurred which will or could cause any such Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Entity questioning or challenging such compliance. Each Benefit Plan that is qualified under the provisions of Section 401(a) of the Code has obtained a determination letter signifying its qualified status and copies of those determination letters have been provided to Buyer. Seller does not participate in and has never participated in a multiemployer pension plan, as defined in ERISA ss. 3(37)(A) except for such participation which would not result in any liability to the Buyer. The consummation of the transaction contemplated by this Agreement shall not result in the payment, vesting or acceleration of any benefit which would result in any liability to the Buyer. Other than claims for benefits to participants or beneficiaries in accordance with the terms of the Benefit Plans, there are no claims pending or, to the knowledge of Seller, threatened by any participant in any Benefit Plan which would result in any liability to the Buyer.

2.21 Employment and Labor Matters . Schedule 2.21 sets forth a true and accurate list of all salaried employees of the Seller who are employed by the Seller, as of the date hereof, in connection with the Businesses and their annual compensation for the current fiscal year. There is neither pending nor, to the Seller's knowledge, threatened, any labor dispute, strike, work stoppage or organizational effort in connection with the Businesses or any charge or complaint of an unfair labor practice or similar charge against the Seller in connection with the Businesses. The Seller has not signed any currently effective collective bargaining or union agreement in connection with the Businesses.

2.22 Immigration . To Seller's Knowledge the Businesses' hiring procedures have fully complied with all applicable immigration laws, regulations, and other requirements of government authorities having jurisdiction over the Businesses. Except as disclosed in Schedule 2.22, the Businesses have received no inquiries from Immigration and Natural Services ("INS") concerning their employees and are not a party to, or to the Seller's Knowledge, threatened to become a party to, any INS proceeding or action.

2.23 Taxes . Seller has filed or will file all (a) Tax Returns prior to the due dates thereof and (b) all other material filings in respect of Taxes for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been paid or will be paid prior to the due dates thereof. Each such Tax Return and filing is true and accurate and the Seller does not and will not have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed, other than as reflected as liabilities on the Financial Statements. There are no Tax Liens upon any of the Purchased Assets.

2.24 No Defaults or Violations . Except as set forth on Schedule 2.24, to the Seller's Knowledge:

          (a) the Businesses and the Purchased Assets are in material compliance with, and no violation exists under, all Laws applicable to the Businesses and the Purchased Assets; and

          (b) no notice from any Governmental Entity has been received by the Seller with respect to the Businesses (i) claiming any material violation of any Law,including any building, zoning or other ordinance or(ii)requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

2.25 Finder's Fees . Except for Wheat First Union, Inc., the Seller has not employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by the Seller of any of the Purchased Assets or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission. The fees and expenses of Wheat First Union, Inc. shall be borne by Seller.

                                    ARTICLE  3

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to the Seller as follows:

3.1 Organizational Matters . The Buyer is a limited liability company, validly existing and in good standing under the laws of the State of Delaware with full requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement.

3.2 Validity of Agreement and Conflict with Other Instruments. This Agreement and all transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Buyer. No further action is necessary on the part of the Buyer to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except that the enforceability of this Agreement is subjected to applicable bankruptcy, insolvency or similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer will not, directly or indirectly, violate any provision of, or constitute a default under, any Contract to which the Buyer is a party or by which it is bound, or conflict with its organizational documents other than violations, defaults or conflicts that would not have a Material Adverse Effect on the ability of the Buyer to consummate the transactions provided for in this Agreement.

3.3 Approvals and Authorizations . Except as set forth on Schedule 3.3 ("Buyer Consents") no consent, authorization or approval of, filing or registration with, or notification to, any Person not a party to this Agreement, or any Governmental Entity, is required in connection with Buyer's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.4 Litigation. There is no pending or, to Buyer's Knowledge, threatened Proceeding by and against Buyer that challenges, or that seeks to prevent, delay or make illegal this Agreement or any of the transactions contemplated herein.

3.5 Finder's Fees . The Buyer has not employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale of the Purchased Assets or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or a commission.


                                    ARTICLE  4

                             ADDITIONAL AGREEMENTS


4.1 Implementing Agreements . Subject to the terms and conditions hereof, the Seller and the Buyer shall take all actions required of them to fulfil their respective obligations under the terms of this Agreement and shall use all commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby. Except as otherwise expressly permitted hereby, the Seller and the Buyer agree that they will not take any action that would have the effect of preventing or impairing the performance of their respective obligations under this Agreement.

4.2 Consents and Approvals .The Seller and the Buyer shall use commercially reasonable efforts to obtain the consents and approvals set forth on Schedule
2.3 and Schedule 3.3, respectively.

4.3 Employee Matters . All employees of the Businesses except for Norman E. Gibbs, Jr. (the "Continuing Employees") shall, commencing on the Closing Date, become employees of the Buyer; and thereupon, the Buyer shall have full responsibility for all matters affecting such Continuing Employees, including, without limitation, the institution of new benefit plans and severance practices. With respect to periods prior to the Closing Date, the Seller shall pay all obligations relating to the employees except for such liabilities as are specifically included in Assumed Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not be obligated to retain any Continuing Employee for any specified period of time after the Closing.

4.4 Continuation of Employee Benefits.

         (a) For a period of one year from and after the Closing Date, Buyer shall provide the Continuing Employees pension, health and other fringe benefits that in the aggregate are substantially equivalent to and no less favorable than those provided to such Continuing Employees under the Benefit Plans immediately prior to the Closing Date, subject to the eligibility rules of such Benefit Plans.

         (b) To the extent that service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement established or maintained by Buyer for the benefit of the Continuing Employees heretofore or in the future, such plan, program or arrangement shall credit such Continuing Employees for service with the Seller on or prior to the Closing Date and, to the extent recognized by the Benefit Plans of Seller, its predecessors. Any such plan, program or arrangement shall waive any preexisting condition limitations with respect to Continuing Employees who are on the Closing Date fully participating in Seller's health insurance plans and shall honor any deductible and out-of-pocket expenses incurred by the Continuing Employees and their beneficiaries under plans, programs or arrangements of the Seller.

         (c) Effective as of the Closing Date, and except as provided below, Buyer shall assume and become the successor sponsor of all Plans and the obligations thereunder with respect to any Continuing Employee or any former employee listed on Schedule 4.4(c). In connection therewith, (i) as soon as practicable after the Closing Date, Seller and Buyer shall use their best efforts to cause to be transferred to the trust that implements and forms a part of Buyer's qualified 401(k) plan, in accordance with the provisions of the JBP Co., Inc. 401(k) Savings Plan ("Seller's 401(k) Plan") and Buyer's qualified 401(k) plan and in accordance with the provisions of ERISA, the Code and all applicable law, the assets of Seller's 401(k) Plan attributable to any former or Continuing Employee (the "assumed trust") and Buyer shall assume and become the successor grantor of the assumed trust, and (ii) Buyer shall assume and the Seller shall be relieved of all liabilities and obligations with respect to the Plans and the assumed trust, including without limitation all obligations to make contributions required to be made to the Plans and the assumed trust. Seller shall take all corporate action necessary, including amending the Plans or the trust, to effect such transfer and assumption. Buyer represents, warrants and covenants that Buyer's qualified 401(k) plan is and as of the date of the asset transfer referred to in this paragraph will satisfy the requirements of section 401(a) of the Code. Buyer shall promptly give such notices as are necessary to advise all third parties providing benefits under any of the Plans of Buyer's intent to continue all such Plans in the name and at the expense of Buyer. Notwithstanding the foregoing, as of the Closing Date Seller shall make any contributions to Seller's 401(k) Plan required by law or promised by the Seller prior to the Closing Date.

4.5 Use of Names . All uses of the names set forth in Schedule 1.1(a)(vi) to this Agreement, or any derivations thereof, are being transferred to the Buyer hereunder as part of the Purchased Assets. The Seller agrees that it will not take any action that could reasonably be expected to have a Material Adverse Effect on the Buyer's right to the such names or cause confusion with respect to the Buyer's use of the such names.

4.6 Access to Information and Facilities . After the Closing, the Buyer and Seller shall make available to each other, as reasonably requested by such other party, all information, records or documents relating to the Businesses for all periods prior to the Closing and shall preserve all such information, records and documents until the later of five (5) years after the Closing or the expiration of any statute of limitations or extensions thereof applicable to the Seller. Prior to destroying any records related to the Businesses after the Closing Date, each party shall notify the other of its intent to destroy such records.

4.7 Due Diligence . The Seller agrees to give Buyer and Buyer's lender representatives full access during normal business hours to the Businesses' facilities, records, personnel, customers and suppliers for the purpose of conducting its due diligence investigation provided that no contact will be permitted with the Businesses' personnel, customers or supplier without the prior consent of the Seller in writing. Buyer agrees to coordinate its due diligence and work with the Seller so as to minimize any disruption to the Businesses' operations.

4.8 Preservation of Businesses . Prior to the Closing, the Seller will cause the Businesses to be operated in a manner consistent with past practice and use commercially reasonable efforts to preserve the present business organization and work force of the Businesses and the relationships with lessors, licensors, suppliers and customers.

4.9 Exclusivity . The Seller and Parent will not (i) solicit, initiate, continue, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of the Seller, or any substantial portion of the assets of the Businesses, or (ii) participate in any discussions or negotiations regarding, furnish any Confidential Information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller and Parent will notify the Buyer immediately if any Person makes any written proposal or offer with respect to any of the foregoing.

4.10 Accounts . With respect to all Accounts Receivable acquired by Buyer from Seller, Buyer agrees to use reasonably prudent collection practices in order to attempt to collect all such Accounts Receivable existing as of the Closing Date within 120 days thereafter. All payments on Seller's Accounts Receivable existing as of the Closing Date will be applied: (i) as directed by the customer; or (ii) if no such direction is made, to the oldest invoice first. If Buyer has not collected an Account Receivable (after exhaustion of the Reserve) included in Working Capital within 120 days after the Closing Date, Buyer may, within the next 30 days, reassign such uncollected Account Receivable back to Seller, together with the contractual obligation giving rise to such Account Receivable and all rights of Buyer in and to such contractual obligation. Upon any such reassignment, Seller will pay to Buyer, in cash, the amount of such uncollected Account Receivable (but only to the extent such uncollected Account Receivable was included in Working Capital) within 5 days after such reassignment. If Buyer receives any payment on such reassigned Account Receivable after Seller has paid to Buyer the amount of such Account Receivable in accordance with the preceding sentence, Buyer will promptly remit to Seller any such payment.

4.11 Monthly Financial Statements . Prior to the Closing, the Seller shall deliver interim monthly financial statements for months ending subsequent to the date of this Agreement within fifteen days of the end of each such month.

4.12 Inquiry of Lagasse . Prior to the Closing, Seller and Stephen P. Magee will inquiry of Linda Lagasse as to her knowledge of the matters addressed by Sections 2.7, 2.8, 2.9 and 2.10 as they relate to the Courier Dyeing and Printing Division.

                                    ARTICLE  5

                               BUYER'S CONDITIONS

     The obligation of the Buyer to purchase the Purchased Assets or to assume the Assumed Liabilities as contemplated hereby and to consummate the transactions contemplated hereby is, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Buyer in writing.

5.1 Representations, Warranties and Covenants . The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. All of the agreements and covenants of the Seller to be performed or complied with by the Seller on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects.

5.2 No Material Adverse Change. No Material Adverse Change shall have occurred with respect to the Seller or the Businesses and no event shall have occurred which might cause a loss to the Businesses in excess of $250,000.

5.3 No Litigation . No Proceeding shall have been instituted or threatened which (a) might have a Material Adverse Effect on the Purchased Assets or the Business or (b) could enjoin, restrain or prohibit, or have a Material Adverse Effect on any provision of this Agreement or the consummation of the transactions contemplated hereby. No court order shall have been entered in any Proceeding, and no Law shall have been enacted or is existing as of the date hereof and no action shall have been taken by any Governmental Entity which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated hereby.

5.4 Real Estate . Seller shall deliver good and marketable title to the Purchased Real Property, free and clear of any Liens other than Permitted Liens.

5.5        Beck  Purchase  Price . Seller   shall   have  delivered  a  detailed
schedule showing the calculation of the Beck Purchase Price and the Buyer shall be satisfied with such schedules.

5.6        Consents  and  Approvals . The  consents and  approvals  set forth on
Schedule 2.3 shall have been  received by the Seller and delivered to the Buyer.

5.7 Updated Schedules . The Buyer shall have received and be satisfied with new Schedules 1.1(a)(i),(ii) and (iii) which shall be updated to the Closing Date.

5.8 Closing Actions . The Seller shall deliver or cause to be delivered to the Buyer each of the following, duly executed by the Seller (where appropriate):

     (a) bills of sale conveying to the Buyer the Purchased Assets and other instruments of transfer as may be reasonably required by the Buyer;

     (b) a special warranty deed or deeds conveying the Purchased Real Property to the Buyer;

     (c) originals of all of the following:  (i) the Personal  Property  Leases;
(ii) all other Purchased Contracts; and (iii) any consents required for the Purchased Contracts;

     (d) title insurance policies for each parcel of Real Property issued by Title Insurer, dated the Closing Date, each of which such policies (i) shall be in the full amount of the portion of the Purchase Price that the Seller and the Buyer mutually allocate to each such parcel in accordance with Section 1.3(c), and (ii) shall be in the form of American Land Title Association Owner's Policy, 1970 Form B, subject only to the standard exclusions from coverage contained in such policy and the applicable Permitted Liens;

     (e) certificates of title for all Vehicles, duly endorsed for transfer to the Buyer and keys for all Vehicles;

     (f) certificates of the secretaries of the Seller and the Parent, dated as of the Closing Date, certifying the resolutions of the boards of directors of the Seller and Parent approving and authorizing the execution and delivery of this Agreement and the consummation by the Seller and Parent of the transactions contemplated hereby, together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Seller and Parent;

     (g) non-competition agreements duly executed by Seller and Parent in the form of Exhibit D attached hereto;

     (h) a certificate executed by the Seller and Parent indicating that all conditions to Seller's obligations have been satisfied or waived and that all representations of the Seller and Parent contained herein are true and correct at the Closing Date;

     (i) the Escrow  Agreement;  and

     (j) any and all other documents and instruments reasonably required to satisfy the obligations under the transactions contemplated herein.

                                    ARTICLE  6

                              SELLER'S CONDITIONS

     The obligation of the Seller to transfer the Purchased Assets as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Seller in writing.

6.1 Representations, Warranties and Covenants . The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respect on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. All of the agreements and covenants of the Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all material respects.

6.2 No Litigation . No Proceeding shall have been instituted or threatened which would enjoin, restrain or prohibit, or have a Material Adverse Effect on this Agreement or the consummation of the transactions contemplated hereby. No court order shall have been entered in any Proceeding, and no law shall have been enacted or is existing as of the date hereof and no action shall have been taken by any Governmental Entity which enjoins, restrains or prohibits this Agreement or the consummation of the transactions contemplated hereby.

6.3       Consents  and  Approvals . The  consents  and  approvals  set forth in
Schedule 3.3 shall have been  received by the Buyer.

6.4 Closing Actions . The Buyer shall have delivered to the Seller each of the following:

          (a) wire  transfer of same  day  funds in the amount  determined under
Section 1.3(a)(i);

          (b) wire transfer of same day funds totaling $500,000 to the Escrow Agent;

          (c) an instrument of assumption in form and substance reasonably satisfactory to the Seller; and

          (d) the Escrow  Agreement;

          (e) a certificate executed by the Buyer indicating that all conditions to Buyer's obligations have been satisfied or waived and that all representations of the Buyer contained herein are true and correct at the Closing Date; and

          (f) a certificate of the secretary of the Buyer, dated as of the Closing Date, certifying the resolutions of the board of managers of the Buyer approving and authorizing this Agreement and the consummation by the Buyer of the transactions contemplated hereby, together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Buyer.


                                    ARTICLE  7

                                INDEMNIFICATION

7.1 Indemnification by Seller and Parent. The Seller and Parent agree to indemnify the Buyer, its officers, directors, employees, agents and representatives (collectively, the "Buyer Indemnified Parties") against, and agree to hold each of the Buyer Indemnified Parties harmless from, the amount of any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

              (i) any breach in any inaccuracy in any representation or warranty made by the Seller in this Agreement or any covenant of Seller contained in this Agreement;

              (ii) any Retained Liability.

7.2 Indemnification by Buyer. The Buyer agrees to indemnify the Seller, its officers, directors, employees, agents and representatives (collectively, the "Seller Indemnified Parties") against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

              (i) any breach of any representation or warranty made by the Buyer in this Agreement or any covenant of Buyer contained in this Agreement;

             (ii) any Assumed Liabilities.

7.3 Indemnification Procedures. A party which believes it is entitled to indemnification hereunder (an "Indemnified Party") shall promptly (but in any event within 30 days after any claim is asserted against the Indemnified Party) give written notice to the party believed to be responsible for indemnification hereunder (the "Indemnifying Party") of any claim or the commencement of any Proceeding by any Person (a "Claim"), in respect of which indemnity may be sought hereunder; provided that the delay in giving, or the failure to give, such written notice shall not limit the Indemnifying Party's obligation to provide indemnification hereunder except to the extent that the Indemnifying Party is materially damaged by such delay or failure. The Indemnified Party shall notify the Indemnifying Party with reasonable particularity of the basis for the Claim and the Indemnified Party shall give the Indemnifying Party such other information with respect thereto as the Indemnifying Party may reasonably request. Upon receipt of the notice of such Claim, the Indemnifying Party may by giving notice to the Indemnified Party and at the Indemnifying Party's own expense: (i) participate in the defense of such Claim at any time during the course of such Claim; or (ii) assume the defense thereof; provided, however, that the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party's reasonable request from time to time with respect to such Claim. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, further, that if there are legal or equitable defenses available to an Indemnified Party which are not available to or ascertainable by the Indemnifying Party with respect to such Claim, the Indemnified Party shall have the right to participate in the defense and employ counsel at the reasonable expense of the Indemnifying Party for such purpose (provided that the Indemnifying Party shall not be required to reimburse the expenses and costs of more than one law firm for such purpose). Whether or not the Indemnifying Party chooses to defend any such Claim, all of the parties hereto shall cooperate in the defense thereof. After notice from the
Indemnifying Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable (except as provided in the second preceding sentence) to such Indemnified Party for any legal or other expense in connection with such defense incurred by the Indemnified Party after such date. The parties hereto agree that any such defense shall be conducted expeditiously and that the Indemnified Party shall be advised of all significant developments.

7.4 Settlement. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any Claim of the kind referred to in Section 7 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. If the Indemnifying Party assumes the defense of any Claim as described in Section 7 and so long as the Indemnifying Party is defending such Claim in good faith, the Indemnifying Party shall have the right to settle such Claim and the Indemnified Party will not settle such Claim; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent; and provided further that the Indemnified Party shall have no right to settle any Claim the defense of which it has assumed if the Indemnified Party is participating in the defense as a result of there being legal or equitable defenses available to an Indemnified Party which are not available to or ascertainable by the Indemnifying Party with respect to such Claim. The Indemnified Person will give the Indemnifying Person at least thirty (30) days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

7.5 Limitations on Liability . Except for claims of indemnification resulting from a breach of the representations contained in Sections 2.25, or under Sections 7.1(ii) or Section 7.2(ii), and notwithstanding the foregoing, a claim by any of the parties pursuant to this Article 7 against the others shall not be asserted unless and until the aggregate and cumulative totals of all such claims by the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, shall have exceeded One Hundred Thousand Dollars ($100,000) (the "Deductible"), whereupon the Indemnified Person shall be entitled to indemnification for all Losses to the extent such Losses exceed the Deductible; provided, however, the total liability of the Indemnifying Party shall not exceed Ten Million Dollars ($10,000,000) in the aggregate.

7.6 Effect on Purchase Price of Indemnity Payments . Any amounts payable under Section 7.1 or Section 7.2 shall be treated by the Buyer and the Seller as an adjustment to the Purchase Price of the Purchased Assets.


                                    ARTICLE 8

                NATURE OF STATEMENTS AND SURVIVAL OF COVENANTS,
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect until April 30, 2000 (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"); provided, however, that the tax representations and warranties contained in Section 2.23 shall remain in full force and effect until the expiration of the last applicable statute of limitations for the particular representation and warranty that has been breached and that the environmental representations and warranties contained in
Section 2.12 and all representations and warranties of the Seller in Section 2.4 relating to title to the properties and assets of the Businesses, shall remain in full force and effect for a period of five (5) years. No indemnification with respect to any representation or warranty herein shall be made after the Survival Period, except as to claims for indemnification under Section 7 which have been made in writing during the Survival Period.

                                    ARTICLE 9

                                   TERMINATION

9.1 Events of Termination . The obligation to close the transactions contemplated by this Agreement may be terminated by:

          (a)   mutual agreement of the Buyer and the Seller;

          (b) the Buyer, if a material default shall be made by the Seller in the observance or in the due and timely performance by the Seller of any agreements and covenants of the Seller herein contained, or if there shall have been a material breach by the Seller of any of the warranties and representations of the Seller herein contained, and such default or breach has not been cured, or has not been waived in writing by the Buyer within twenty
(20) days of written notice thereof;

          (c) the Seller, if a material default shall be made by the Buyer in the observance or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a material breach by the Buyer of any of the warranties and representations of the Buyer herein contained, and such default or breach has not been cured or has not been waived in writing by the Seller within twenty (20) days of written notice thereof; or

          (d) the Buyer or the Seller, provided the terminating party has not materially breached any of its agreements, covenants, representations or warranties, if the Closing shall not have occurred on or before September 30, 1998.

9.2 Liability Upon Termination . If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of this
Article 9 then this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Seller or the Buyer, except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements.

9.3 Notice of Termination . The parties hereto may exercise their respective rights of termination under this Article 9 only by delivering written notice to that effect (setting forth the reasons therefor) to the other party, provided, however, that such notice must be received on or before the Closing Date. 1.5

                                    ARTICLE  10

                          DEFINITIONS OF CERTAIN TERMS

     The terms listed below are defined in the respective referenced sections of this Agreement:

Term                                                          Section Reference

Affected Employees                                            Section 2.21
Benefit Plans                                                 Section 2.20
Buyer Consents                                                Section 3.3
Buyer Indemnified Parties                                     Section 7.1
Claim                                                         Section 7.3
Closing                                                       Section 1.5
Deductible                                                    Section 7.5
Easements                                                     Section 1.1(a)(v)
Excluded Assets                                               Section 1.1(b)
Indemnified Party                                             Section 7.3
Indemnifying Party                                            Section 7.3
Purchased Real Property                                       Section 1.1(a)(iv)
Personal Property Leases                                      Section 1.1(a)(x)
Purchase Price                                                Section 1.3
Purchased Assets                                              Section 1.1(a)
Purchased Contracts                                           Section 1.1(a)
Purchased Proprietary Rights                                  Section 2.5
Purchased Real Property                                       Section 2.14
Retained Liabilities                                          Section 1.2(b)
Seller Consents                                               Section 2.3
Seller Indemnified Parties                                    Section 7.2
Survival Period                                               Article 8


     In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and the Disclosure
Schedule:

10.1 "Accounts Receivable" shall mean all accounts receivable, trade receivables, notes receivable and other receivables, which in any case are payable as a result of goods sold or services provided by Seller in connection with the Businesses.

10.2 "Affiliate" shall mean, with respect to any Person, an individual or entity that, directly or indirectly, controls, is controlled by or is under common control with such Person.

10.3 "Agreement" shall mean this Asset Purchase Agreement between the Seller and the Buyer, as amended from time to time by such parties.

10.4 "Assumed Liabilities" shall have the meaning given such term in Section 1.2(a) hereof.

10.5 "Businesses" shall have the meaning given such term in the First Recital hereof.

10.6 "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Chattanooga, Tennessee are authorized by law to close.

10.7 "Businesses' Financial Statements" shall mean the unaudited year end financial statements of the Businesses for the years ended December 31, 1997 and December 31, 1996 and for the year to date period ended July 31, 1998.

10.8     "Buyer" shall have the meaning  specified in the  preamble.

10.9 "CERCLA" shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended.

10.10 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or similar provisions of legislation replacing such law from time to time.

10.11 "Confidential Information" means all Proprietary Rights and Proprietary Information included within the Purchased Assets that are not and have not become ascertainable or obtainable from public or published information.

10.12 "Contracts" shall mean all contracts, agreements, purchase orders and contracts, customer contracts, understandings, indentures, notes, bonds, loan agreements, instruments, leases, mortgages, franchises, licenses, commitments or binding arrangements, whether express or implied, oral or written, to which, with respect to the Businesses, the Seller is a party or bound, or to which the Purchased Assets are subject.

10.13 "Debt Obligations" or "Debt" shall each mean any contract, agreement, mortgage, credit or loan agreement, lease indenture, note or other instrument relating to the borrowing of money or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person, other than the endorsement of negotiable instruments for deposit or collection in the Ordinary Course of Business.

10.14     "Easements"  shall  mean all  easements,  rights-of-way   and  similar
interests of Seller related to or necessary for the Businesses.

10.15 "Environmental Laws" shall mean any Laws that require or relate to the environment in effect in the jurisdiction in which the Business are being conducted or where any of the Purchased Assets are located, including without limitation, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superfund" or "Superlien" Law (including those already referenced in this definition), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Hazardous Transportation Act, as amended, and any other Law having a similar subject matter. "Environmental Laws" does not include the Occupational Safety and Health Act or any other federal, state or local law, statute, ordinance, regulation or Order governing worker safety or workplace conditions.

10.16 "Environmental Permit" shall mean any Permit required by or given or granted pursuant to any applicable Environmental Law.

10.17 "Equipment" shall mean all machinery, transportation equipment, parts, equipment, furnishings and fixtures and other items of personal property of every kind and description that are related to or necessary for the Businesses as operated by the Seller (other than the Vehicles and Inventory).

10.18 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

10.19 "Excluded Assets" shall have the meaning given such term in Section 1.2(b) hereof.

10.20 "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect.

10.21 "Governmental Entity" shall mean any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

10.22 "Hazardous Substance" shall mean any material, chemical, substance, waste or matter which (i) is petroleum or a petroleum product, (ii) constitutes a hazardous substance, hazardous waste, toxic substance or pollutant as such terms are defined by or pursuant to any Environmental Law or (iii) is regulated or controlled as a Hazardous Substance, toxic substance, pollutant or other regulated or controlled material, chemical, substance, waste or matter pursuant to any Environmental Law.

10.23 "Inventories" and "Inventory" shall each mean all inventories of finished goods, tooling inventory, work in progress, supplies and raw materials that are related to or necessary for the Businesses, wherever situated.

10.24      "Law" shall mean any  applicable  federal,  state,  local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute or treaty.

10.25 "Lien" shall mean any mortgage, deed of trust, lien, pledge, claim, charge, security interest, restriction, lease or sublease or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever.

10.26 "Loss" or "Losses" shall mean any and all liabilities, losses, costs, claims, damages (including consequential damages but excluding punitive and exemplary damages), penalties and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all reasonable attorneys' fees and expenses and reasonable costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

10.27 "Material Adverse Change" shall mean a change or circumstance involving a prospective change in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Businesses or the Purchased Assets that is material and adverse.

10.28 "Material Adverse Effect" shall mean a single event, occurrence or fact that, together with all other events, occurrences and facts, has, or might reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Businesses or of the Purchased Assets. For purposes of the foregoing, any aggregate loss to the Businesses equal to or greater than $100,000 shall be deemed to have a Material Adverse Effect.

10.29 "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

10.30 "Ordinary Course of Business" shall mean an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

10.31 "Permits" shall mean permits, tariffs, authorizations, licenses, certificates, variances, interim permits, approvals, franchises and rights under any Law or otherwise required by any Governmental Entity and any applications for the foregoing.

10.32 "Permitted Liens" shall mean (a) Liens for current taxes and assessments not yet due or payable or that are being contested in good faith in the Ordinary Course of Business or (b) Liens securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable.

10.33 "Person" shall mean a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual or a Governmental Entity.

10.34 "Proprietary Information" shall mean collectively (a) Proprietary Rights and (b) any and all other information and material proprietary to a Person, owned, possessed or used by such Person, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding such Person or such Person's business, including, but not limited to, (A) business plans and
(B) sales, financing, pricing and marketing procedures or methods of such Person or such business or (ii) relates to specific business matters concerning such Person or such business, including such Person or such Person's business, the identity of or other information regarding sales personnel and customers of such Person or such business.

10.35 "Proprietary Rights" means trademarks, tradenames, service marks, patents, copyrights, trade secrets, know-how and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing; provided, however, that the name and trademarks "Lowy" whether alone or in conjunction with another name(s), word(s) or term(s) is not included within the definition of "Proprietary Rights".

10.36 "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

10.37     "Seller" shall have the meaning  specified in the preamble.

10.38 "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, premium, real and personal property (tangible and intangible), windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "Tax" means any one of the foregoing Taxes.

10.39 "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Entity in connection with any Taxes.

10.40     "Title   Insurer"   shall  mean  Stewart   Title   Guaranty   Company.

10.41 "Knowledge" shall mean, with respect to a particular fact or other matter, actual knowledge and awareness of such fact or other matter after due and reasonable inquiry (including, but not limited to, inquiry of the Company's general counsel. As used in this Agreement, the phrases "Seller's Knowledge," "Knowledge of Seller" and similar phrases shall mean only the Knowledge of John
B. Poindexter, Stephen P. Magee, Norman E. Gibbs, Jr., Norman E. Gibbs, III, Clarence Griffin, Timothy Gentry, Eric Krause, C.B. Hatch, David Westmoreland, Edgar Bailey, William David Rose and Frank Klaus.


                                   ARTICLE 11

                                 MISCELLANEOUS

11.1 Public Announcements . Subject to applicable securities law or stock exchange requirements, neither the Buyer nor the Seller shall, without the prior approval of the other party hereto which shall not be unreasonably withheld, issue, or permit any of their respective partners, directors, officers, employees, agents or Affiliates to issue, any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby provided, that nothing in this Section 11.1 shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such transactions.

11.2 Other Action . Each of the parties shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date but, in any event, prior to the Closing Date of all of the conditions to their respective obligations to consummate the transactions under this Agreement.

11.3 Expenses . Except as otherwise set forth herein, and whether or not the transactions contemplated by this Agreement shall be consummated, each party agrees to pay, without right of reimbursement from any other party, the costs incurred by such party incident to the preparation and execution of this
Agreement and performance of its obligations hereunder, including without limitation the fees and disbursements of legal counsel, accountants and consultants employed by such party in connection with the transactions contemplated by this Agreement. The Buyer shall pay all costs relating to the transfer of title to the Purchased Assets, including all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Government Entity in connection with the transfer and assignment of the Purchased Assets.

11.4 Notices . All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by an internationally recognized overnight delivery service with proof of delivery or by prepaid registered or certified United States first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile transmission or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

           If to the Seller, to:

                  Lowy Group, Inc.
                  Suite 5400
                  1100 Louisiana Street
                  Houston, Texas  77002
                  Attention: Stephen Magee
                  Facsimile: (713) 951-9038
                  Confirm:   (713) 655-9800

                  Copies to:

                  J.B. Poindexter & Co., Inc.
                  Suite 5400
                  1100 Louisiana Street
                  Houston, Texas  77002
                  Attention: Stephen Magee
                  Facsimile: (713) 951-9038
                  Confirm:   (713) 655-9800

                  If to Poindexter, to:

                  Mayer, Brown & Platt
                  700 Louisiana, Suite 3600
                  Houston, Texas 77002-2730
                  Attention: Paul B. Clemenceau
                  Facsimile: (713) 224-6410
                  Confirm:   (713) 546-0512

                  If to the Buyer, to:

                  River Associates, LLC
                  Suite 1640, One Republic Centre
                  633 Chestnut Street
                  Chattanooga, TN 37450
                  Attention: Mark Jones, Jim Baker
                  Facsimile: (423) 755-0870
                  Confirm: (423) 755-0888

                  Copies to:

                  Miller & Martin
                  Suite 1000, Volunteer Building
                  832 Georgia Avenue
                  Chattanooga, TN 37402
                  Attention: Jonathan F. Kent
                  Facsimile: (423) 785-8480
                  Confirm: (423) 785-8301

or to such other address or facsimile number and to the attention of such other Person(s) as either party may designate by written notice. Any notice mailed shall be deemed to have been given and received on the third Business Day following the day of mailing.

11.5 Successors . This Agreement shall inure to the benefit of and be binding upon the Buyer and the Seller and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party hereto except that Buyer shall be allowed to collaterally assign its rights under this Agreement to SouthTrust Bank, National Association.

11.6 Entire Agreement . This Agreement and the exhibits and schedules hereto constitute the entire agreement and understanding between the parties relating to the subject matter hereof and supersede all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, between the parties relating to the subject matter hereof and thereof. This
Agreement may not be modified, amended, rescinded, canceled, altered or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by a duly authorized representative of each of the parties hereto.

11.7 Governing Law .This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to choice of law principles.

11.8 Waiver . The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.9 Severability . Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 No Third Party Beneficiaries . Any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no Person shall be deemed a third party beneficiary of this Agreement.

11.11 Counterparts . This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12 Interpretation . The headings preceding the text of Articles and Sections included in this Agreement and the headings to schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. The use of the terms "hereunder", "hereof", "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement. Any lawsuit arising out of this Agreement shall be brought in a court of competent jurisdiction in Harris County, Texas. Each party hereby waives any objection it may have to the jurisdiction of such court.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                            SELLER:

                            LOWY GROUP, INC.


                            By:_______________________________________
                            Name:_____________________________________
                            Title:______________________________________


                            BUYER:

                            BLUE RIDGE ACQUISITION COMPANY, LLC


                            By:_______________________________________
                            Name:_____________________________________
                            Title:______________________________________


                            PARENT:

                            J.B. POINDEXTER & CO., INC.


                            By:_______________________________________
                            Name:_____________________________________
                            Title:____________________________________